UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   December 20, 2003

Aquatic Cellulose International Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	0-21384	82-0381904
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

331 4th Street NE
Salmon Arm B.C. V1E 4P2
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(250) 833-1985
(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.01 APPOINTMENT OF DIRECTOR.

Effective December 20, 2003, Mr. Shane Kerpan resigned from the Board of Directors (“Board”) of Aquatic Cellulose International Corporation (the “Company”). To the knowledge of the Board and executive officers of the Company, Mr. Kerpan did not resign because of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Effective February 24, 2004, Mr. Claus Wagner-Bartak resigned from the Board. To the knowledge of the Board and executive officers of the Company, Mr. Wagner-Bartak did not resign because of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On May 2, 2007, Mr. Lonnie Hayward was appointed as a member of the Board to fill the vacancy left by Mr. Kerpan. This action was performed without a vote of the Company’s security holders as provided for in the Company’s Articles of Incorporation and By-laws when such an appointment is to fill a vacancy left by prior resignations. Mr. Hayward will also serve as Vice President of the Company.

Mr. Hayward is 38 years old and has served as a key consultant to the Company since 2004. Mr. Hayward has worked with the Company to find various oil and gas opportunities, ranging from production to drilling prospects, and had worked to bring various forms of financing to the Company. Prior to joining the Company, from 2002 to 2004, Mr. Hayward was a director for Inouye Technologies, Inc. (“Inouye”), a small producer of Powerline products in Canada. In that role, he assisted with financing and getting Inouye listed on the CNQ exchange. From 1993 to 2002, Mr. Hayward worked for AAA International (“AAA”), an international law center Mr. Hayward founded in 1993. During his time at AAA, Mr. Hayward consulted with many large international firms, assisting them with collection and legal procedures, and credit granting policies.

No transactions have occurred in the last two years to which the Company was a party in which Mr. Hayward had or is to have a direct or indirect material interest. Mr. Hayward does not have an employment agreement with the Company.

 ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
	Exhibit 99.1	Press Release Company Appoints Lonnie Hayward Director

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquatic Cellulose International Corporation

By: /s/ Sheridan Westgarde
Sheridan Westgarde, President

Dated: May 30, 2007